EXHIBIT 5.2

October 9, 2020

Omega Healthcare Investors, Inc.

303 International Circle

Suite 200

Hunt Valley, Maryland 21030

Re: Offering of Senior Notes

Ladies and Gentlemen:

We have served as special counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”), and OHI Healthcare Properties Limited Partnership (the “Guarantor”) in connection with the sale to the several underwriters named in the Underwriting Agreement (as defined below) by the Parent of the offering of $700,0000,000 aggregate principal amount of the Parent’s 3.375% Senior Notes due 2031 (the “Notes”), in each case, pursuant to the terms of that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of October 7, 2020, by and among the Parent, BofA Securities, Inc., Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, on behalf of themselves and as the representatives of the several underwriters named on Schedule 1 thereto (collectively, the “Underwriters”) and the Guarantor. The Notes and the Guarantee of the Notes (the “Guarantee”) are being issued pursuant to the Indenture, dated as of October 9, 2020 (the “Indenture”) between the Parent, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”).

In connection herewith, we have examined:

(1)	The automatic shelf registration statement on Form S-3 (File No. 333-228321) (the “Registration Statement”) covering the Securities, filed by the Parent and the Guarantor registrant with the Commission on November 9, 2018 under the Securities Act of 1933, as amended (the “Securities Act”);

(2)	the Underwriting Agreement;

(3)	the Indenture;

(4)	the form of Notes attached as Exhibit A to the Indenture;

(5)	the form of Guarantee attached as Exhibit C to the Indenture;

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(6)	the prospectus dated November 9, 2018 (the “Base Prospectus”) as supplemented by the Prospectus dated October 7, 2020 related to the Securities (together, the “Prospectus”);

(7)	the limited partnership agreement of the Guarantor organized under the laws of the State of Delaware, as in effect on the date hereof and as certified by the Secretary of the Guarantor (the “Organizational Documents”); and

(8)	certificate of the Secretary of the Guarantor, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

The documents referenced as items (1) through (6) above are collectively referred to as the “Transaction Documents.” The documents referenced as items (1) through (8) above are collectively referred to as the “Reviewed Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other limited partnership records, agreements and instruments of the Guarantor, certificates of public officials and officers or other appropriate representatives of the Guarantor, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, and the authenticity of the originals or such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Guarantor.

In connection herewith, we have assumed that, other than with respect to the Guarantor, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We understand that Shapiro Sher Guinot & Sandler, P.A., special Maryland counsel to the Parent, is delivering to you an opinion letter, dated the date hereof, with respect to certain of the foregoing matters and other matters addressed therein.

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Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that when the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture, and issued and delivered to the Underwriters in exchange for payment for the Notes in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Parent and the Guarantee will constitute a valid and binding obligation of the Guarantor, enforceable against the Parent or the Guarantor, as applicable, in accordance with their terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)          Our opinions set forth herein reflect only the application of New York State law (excluding, without limitation, (A) all laws, rules and regulations of cities, counties and other political subdivisions of New York and (B) the securities, blue sky and criminal laws of New York, as to which we express no opinion), and to the extent required by the foregoing opinions, the Delaware Revised Uniform Limited Partnership Act (6 Delaware Code Chapter 17), (the jurisdictions referred to in this sentence being sometimes collectively referred to herein as the “Opinion Jurisdictions”). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of the laws of any jurisdiction other than the Opinion Jurisdictions, or in the case of Delaware, any other laws of such state.

(b)          Our opinions contained herein are limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(c)          Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, wilful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

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(d)          We express no opinion as to:

(i)       the enforceability of (A) any provision of the Indenture or the Securities (together, the “Operative Documents”) purporting or attempting to (1) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Parent, the Guarantor or any other person to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, legal defenses, statutes of limitations, statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law or (7) provide for or grant a power of attorney, or (B) any provision of the Operative Documents relating to choice of law;

(ii)      the enforceability of (A) any rights to indemnification or contribution provided for in the Operative Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) any provisions in the Operative Documents purporting to provide to the Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it, or (C) provisions in the Operative Documents whose terms are left open for later resolution by the parties; or

(iii)     the validity, binding effect or enforceability of any provision in the Operative Documents that (A) purports to create joint and several liability for affiliated obligors except to the extent that each such affiliated obligor may be determined to have benefited from the incurrence of the obligations by its affiliated obligors or whether such benefit may be measured other than by the extent to which the proceeds of the obligations incurred by its affiliated obligors are, directly or indirectly, made available to such affiliated obligor for its corporate, limited liability company or other analogous purposes or (B) seeks to preserve the solvency of the Guarantor by purporting to limit the amount of the liability of, and/or to provide rights of contribution in favor of, the Guarantor.

(e)          Enforceability of the Guarantee is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Guarantee may be unenforceable under or limited by the laws of the Opinion Jurisdictions; however, such laws do not in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantee, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Guarantee after execution and delivery of the Guarantee may prevent the practical realization of the benefits intended by the Guarantee through a release or discharge of the Guarantor.

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We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as an exhibit to the Parent’s Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP